Exhibit 99.1

      THE ALLIED DEFENSE GROUP CEO PROVIDES UPDATED 2005 OUTLOOK IN SPECIAL
                             LETTER TO SHAREHOLDERS

               GUIDANCE ISSUED FOR FULL-YEAR 2005: 12% EARNINGS
                INCREASE OVER 2004 PRO FORMA FINANCIAL RESULTS

VIENNA, Va., May 6 /PRNewswire-FirstCall/ -- The Allied Defense Group, Inc. (Amex: ADG) announces it issued a Special Letter to Shareholders in an effort to update existing Allied Defense investors on the current status of the Company. Text of the letter follows:

"Dear Fellow Shareholders,

The last couple of months have been a whirlwind for our company. As you know, we restated the financial results for 2002 and 2003, and certain financial information for the first three quarters of 2004 on March 31, 2005. It was necessary to restate those financial results, treating foreign currency exchange
(FX) contracts as derivatives, because the Company's method of accounting for FX contracts for its foreign operations did not comply with the guidelines of Financial Accounting Standard No. 133. The Company was unable to satisfy one of the five conditions for a FX contract to be deemed effective. The one requirement we were deficient in was testing for hedge effectiveness. While this restatement was required, it had no effect on cash or the operation of our businesses.

It was truly frustrating to be in the position where we had to restate the aforementioned financial results. Unfortunately, the required accounting change makes it more difficult for our present and future shareholders to understand the progress we have made in our foreign operations during the relevant period. Specifically, the use of derivative accounting resulted in a significant increase of net earnings in 2002, which was offset by a corresponding reduction in net earnings for 2003 and 2004. As stated, the cash position of the Company was not impacted by the accounting change. Additional information about this accounting change can be found in Item 7 of our 2004 Form 10-K, as well as the press releases dated March 16, 2005 and March 31, 2005. I should note that we will return to hedge accounting, with proper testing, for new FX contracts received in 2005 and thereafter since we feel it reflects clearly the actual results of our business. While the requirement to use derivative accounting for our expiring FX contracts will produce a residual negative impact (approximately $1.5 million) to our first quarter 2005 results, we estimate that future results for future quarters should not be materially affected.

With the restatement of our financial results behind us, we have been able to return our focus to the future of our Company. We have completed the first quarter of 2005 and will issue those financial results in our Form 10-Q on May
10. In the meantime, I want to provide you some insight as to the year ahead.

The outlook for our company in 2005 is very positive. Cumulatively, we believe 2005 will eclipse 2004's financial performance. Our goal is to achieve a 10% compounded annual growth rate (CAGR) for the next three years. Our initial guidance for 2005 is a 12% earnings increase over the pro forma financial results for 2004 (computed using hedge accounting), which was net earnings of $7.8 million and $1.34 fully diluted earnings per share. We estimate we will earn $1.48 a share, fully diluted.

In terms of 2005 financial performance, we anticipate a very weak first half. Preliminary results show the first quarter was not profitable and the second quarter will be weak, as well. The first two quarters are historically slow periods for the Company, with business accelerating in the latter part of the year. The primary source of revenue and profits for the Company remains MECAR, which is subject to the cyclicality of the ammunition business. Quite simply, MECAR receives more orders in the first half of the year than the second half, resulting in the majority of its revenue earned in the second half.

Your management team is very optimistic about the rest of the year. There are a number of opportunities we expect to bring to fruition this year, including:

    * MECAR expects substantial orders from its traditional customer base as well as several new customers in 2005. For example, in the first six months of 2005, MECAR could potentially receive orders totaling $105 million.
    * MECAR USA's manufacturing center is scheduled to be completed in the spring of 2005 and MECAR USA will be operational shortly thereafter. MECAR USA has already received its first contract and has great potential for others in 2005.
    * The VSK Group will enter the U.S. market in 2005 via its acquisition of CMS and is preparing for entry by seeking Underwriters Laboratories (UL) certification of its products.
    * NS Microwave's customer diversification efforts should continue to pay dividends in 2005, resulting in higher sales and greater profitability.
    * We look forward to receiving U.S. Army and Navy safety certifications of Titan Dynamics' Omega 36 Battlefield Effects Simulator (BES) in the third quarter of 2005. This certification will give Titan significantly greater latitude in achieving its true revenue potential. Additionally, Titan won a very large (potentially $500 million, 5-8 year, IDIQ) contract to provide BES systems for the U.S. Army. Winning this contract is a huge opportunity for Titan to realize its true potential. While the contract will not have a large financial impact on 2005 results, it should begin to pay off in 2006 and beyond.
    * SeaSpace has quoted a variety of new, non-traditional antenna opportunities, including a bid for a significant National Polar- orbiting Operational Environmental Satellite System (NPOESS) contract that should be awarded in late April of this year. Winning that contract would be a significant boost for SeaSpace.

We have a full and exciting year ahead and your management team is dedicated to enhancing shareholder value in 2005. It will be challenging at the beginning, but we fully expect to finish on a positive note and financially ahead of 2004. We value your continued support and approval as we continue along the path to a more prosperous Allied Defense Group.

    Sincerely,

    John G. Meyer, Jr.
    Chief Executive Officer and President"

The Company is scheduled to publish its first quarter 2005 financial results on May 10, 2005.

About The Allied Defense Group, Inc. (formerly Allied Research Corporation)

The Allied Defense Group, Inc. is a diversified international defense and security firm which: develops and produces conventional medium caliber ammunition marketed to defense departments worldwide; designs, produces and markets sophisticated electronic and microwave security systems principally for European and North American markets; manufactures battlefield effects simulators and other training devices for the military; and designs and produces state-of-the-art weather and navigation software, data, and systems for commercial and military customers.

For more Information, please visit the Company web site:
http://www.allieddefensegroup.com

Certain statements contained herein are "forward looking" statements as such term is defined in the Private Securities Litigation Reform Act of 1995. Because statements include risks and uncertainties, actual results may differ materially from those expressed or implied and include, but are not limited to, those discussed in filings by the Company with the Securities and Exchange Commission.

CONTACT: Crystal B. Leiderman, Director, Investor Relations,
+1-800-847-5322, or Jim Drewitz, Investor Relations, +1-972-355-6070,
both of The Allied Defense Group, Inc.


SOURCE  The Allied Defense Group, Inc.
    -0-                             05/06/2005
    /CONTACT: Crystal B. Leiderman, Director, Investor Relations, +1-800-847-5322, or Jim Drewitz, Investor Relations, +1-972-355-6070, both of The Allied Defense Group, Inc./
    /Web site:  http://www.allieddefensegroup.com/